Exhibit 99.1

February 23, 2011

NASDAQ OMX Appoints New Board Member

Borje Ekholm, President and CEO of Investor AB, Appointed to the NASDAQ OMX (Hold Co) Board

NEW YORK, Feb. 23, 2011 (GLOBE NEWSWIRE) — NASDAQ OMX (Nasdaq:NDAQ) today announced the addition of Borje Ekholm to the NASDAQ OMX board of directors following his confirmation by the board on February 17, 2011.

Mr. Ekholm is currently President and Chief Executive Officer of Investor AB, the Nordic-based industrial holding company, where he has held a variety of management positions since joining the firm in 1992. Prior to his current role, Mr. Ekholm was a Member of the Management Group of Investor AB, where he had oversight of the New Investments business and President of Novare Kapital AB, an early-stage venture capital company. Previously, Mr. Ekholm worked at McKinsey & Co Inc.

Mr. Ekholm has extensive experience in overseeing the activities of a company. He currently sits on the board of directors for Chalmersinvest AB, EQT Partners AB, Husqvarna AB, Lindorff Group AB, Scania AB, Telefonaktiebolaget LM Ericsson and KTH Royal Institute of Technology.

“We are pleased to welcome Mr. Ekholm to the NASDAQ OMX Board of Directors,” said Robert Greifeld, Chief Executive Officer, NASDAQ OMX. “Mr. Ekholm brings years of international management experience, and we look forward to the expertise he will add to the diversified skills and depth of knowledge of our board members.”

NASDAQ OMX’s board of directors is comprised of 16 members with the addition of Mr. Ekholm.

About NASDAQ OMX

The NASDAQ OMX Group, Inc. is the world’s largest exchange company. It delivers trading, exchange technology and public company services across six continents, with approximately 3,600 listed companies. NASDAQ OMX offers multiple capital raising solutions to companies around the globe, including its U.S. listings market, NASDAQ OMX Nordic, NASDAQ OMX Baltic, NASDAQ OMX First North, and the U.S. 144A sector. The company offers trading across multiple asset classes including equities, derivatives, debt, commodities, structured products and exchange-traded funds. NASDAQ OMX technology supports the operations of over 70 exchanges, clearing organizations and central securities depositories in more than 50 countries. NASDAQ OMX Nordic and NASDAQ OMX Baltic are not legal entities but describe the common offering from NASDAQ OMX exchanges in Helsinki, Copenhagen, Stockholm, Iceland, Tallinn, Riga, and Vilnius. For more information about NASDAQ OMX, visit http://www.nasdaqomx.com. *Please follow NASDAQ OMX on Facebook (http://www.facebook.com/pages/NASDAQ-OMX/108167527653) and Twitter (http://www.twitter.com/nasdaqomx).

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CONTACT:	Media Contacts:

Frank DeMaria

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frank.demaria@nasdaqomx.com